Exhibit 107

Calculation of Filing Fee Table

Form F-10

(Form Type)

South Bow Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock	Rule 457(o)	(1)	(2)	(2)

Fees to Be Paid	Equity	First Preferred Stock	Rule 457(o)	(1)	(2)	(2)

Fees to Be Paid	Equity	Second Preferred Stock	Rule 457(o)	(1)	(2)	(2)

Fees to Be Paid	Equity	Subscription Rights	Rule 457(o)	(1)	(2)	(2)

Fees to Be Paid	Unallocated (Base) Shelf	N/A (Total of Above)	Rule 457(o)	N/A	N/A	$3,000,000,000	0.0001531	$459,300

	Total Offering Amounts							$459,300

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$459,300

(1)

The amount to be registered consists of up to $3,000,000,000 of an indeterminate amount of Common Stock, First Preferred Stock, Second Preferred Stock and/or Subscription Rights. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(2)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.